EXHIBIT 21

DiamondCluster International, Inc.

DiamondCluster International North America, Inc.

DiamondCluster LLC

DiamondCluster UK Limited Partnership

Diamond Partners Limited

DiamondCluster International Limited

Diamond Technology Partners Limited

Momentus Limited

Momentus e-Recruitment Limited

DiamondCluster International B.V.

DiamondCluster International Ltda.

DiamondCluster International SARL

DiamondCluster International Managementberatung GmbH

DiamondCluster Internacional Consultadori para a Economia Digital, Lda

DiamondCluster International S.L.

DiamondCluster Finance S.L.

DiamondCluster International AB

DiamondCluster International Danismanlik Hizmetleri Limited Sirketi